EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-167463), Form S-8 (No. 333-123124), Form S-8 (No. 333-141495), Form S-8 (No. 333-158677), Form S-3 (No. 333-142779), Form S-3 (No. 333-142884), Form S-3 (No. 333-151330), Form S-3 (No. 333-155392), and Form S-3 (No. 333-159649) of Raser Technologies, Inc. and subsidiaries of our report dated April 15, 2011, relating to our audits of the consolidated financial statements which appear in this Annual Report on Form 10-K of Raser Technologies, Inc. and subsidiaries for the year ended December 31, 2010.

/s/ HEIN & ASSOCIATES LLP.

Denver, Colorado
April 15, 2011